Exhibit 99.1

Contact:
Curt Stoelting
CEO
Pete Nicholson
CFO
ph: 630-573-7200

RC2 Reports Results for Second Quarter 2010;
Increases Lower-end of Expected 2010 Earnings Range

●	Positive quarterly prior year comparisons in gross margin and net income
●	Positive YTD prior year comparisons in net sales, gross margin, operating income and net income
●	Net sales in mother, infant and toddler products category up 5% for the quarter
●	Transition on track for preschool, youth and adult products category with strong initial consumer sales for new Chuggington and Dinosaur Train product lines

Oak Brook, IL – July 20, 2010 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the second quarter and six months ended June 30, 2010.  The Company reported net income for the second quarter 2010 of $3.8 million, or $0.17 per diluted share, compared with $3.3 million, or $0.19 per diluted share, for the second quarter 2009.  The Company reported net income for the six months ended June 30, 2010, of $7.2 million, or $0.33 per diluted share, compared with $5.1 million, or $0.29 per diluted share for the six months ended June 30, 2009.

Net sales for the second quarter 2010 decreased by 1.1% to $86.1 million compared with net sales of $87.0 million for the second quarter a year ago.  Net sales for the six months ended June 30, 2010, increased by 0.5% to $174.2 million compared with net sales of $173.3 million for the six months ended June 30, 2009.  Favorable fluctuations in foreign currency exchange rates increased the 2010 second quarter and six months consolidated net sales by approximately 2% and 3%, respectively.

Second Quarter Results
The 2010 second quarter gross margin increased slightly to 42.5% as compared with 42.2% in the prior year second quarter primarily due to favorable inventory absorption and benefits from eliminating low-margin and low-volume items, partially offset by unfavorable product mix and increased promotional allowances. Selling, general and administrative expenses increased slightly to $30.3 million, or 35.2% of net sales, in the second quarter 2010, as compared with $30.1 million, or 34.6% of net sales, in the second quarter 2009, primarily due to increases in marketing expenses offset by lower variable selling costs.

Operating income decreased to $6.0 million in the second quarter 2010, from $6.4 million in the second quarter 2009.  The effective tax rate was 28.4% in the second quarter 2010, compared with 37.9% in the second quarter 2009. The second quarter 2010 effective rate was favorably impacted principally by the reversal of certain contingent tax reserves related to the results of a federal income tax audit completed during the quarter, the total of which positively affected second quarter fully diluted earnings per share by $0.01.

First Half Results
The first half 2010 gross margin increased to 43.3%, as compared with 41.2% in the prior year first half primarily due to lower input costs and favorable foreign currency exchange rates, partially offset by unfavorable product mix.  Selling, general and administrative expenses increased to $62.9 million, or 36.1% of net sales, in the first half 2010, as compared with $59.8 million, or 34.5% of net sales, in the first half 2009, primarily due to increases in variable selling related costs, as well as increased marketing and legal expenses.  Operating income increased to $11.9 million in the first half 2010, from $11.2 million in the first half 2009.    The effective tax rate declined to 33.9% in the first half 2010, from 38.5% in the first half 2009, primarily due to differences in discrete items, the reversal of certain contingent tax reserves related to the results of a federal income tax audit completed during the second quarter and lower estimated full year tax rate recognition.

Cash and Outstanding Debt
As of June 30, 2010, the Company had cash and cash equivalent balances of $94.7 million, outstanding term debt of $41.3 million and no borrowings under its $70.0 million line of credit.  During the first half of 2010, the Company generated over $8.4 million in cash flow from operations.

Commentary
Curt Stoelting, CEO of RC2 commented, “Second quarter sales reflected steady overall consumer spending and continued conservative retailer ordering.  For the quarter, our international sales increased 12.8% due to strong international growth in the mother, infant and toddler products category, shipments of Chuggington train-play+ products and favorable foreign currency exchange rates.

“Net sales in our mother, infant and toddler products category increased by 5.4% in the second quarter due to increases in The First Years® care and gear product lines and Lamaze infant development toys.  We continue to invest in our mother, infant and toddler products business, which represents approximately 44% of our total annual net sales, and expect continued future growth in this category.

“Net sales in our preschool, youth and adult products category decreased 8.2% in the second quarter due to declines in the discontinued Take Along Thomas & Friends die-cast product line.  Excluding the impact on net sales from discontinued product lines of $8.3 million in the second quarter, net sales in this category increased by 16.3% due to increases from Chuggington die-cast, Thomas & Friends Early Engineers™ and Dinosaur Train product lines.  We are seeing very positive initial results for our new product lines and believe that the 2010 transition in our preschool, youth and adult category is on track.

“As expected, gross margin declined in the second quarter of 2010 compared with the first quarter of 2010.  Raw materials and freight costs are at levels higher than in 2009.  These higher input costs, along with China labor and currency inflation, continue to put pressure on our margins.  We remain committed to our on-going cost reduction efforts and continue to eliminate low-volume and low-margin items.  We expect that these efforts and future price increases will help to offset input cost increases.

Stoelting concluded, “We are pleased with our first half results but continue to plan for a challenging economic environment.  We remain focused on our long-term strategic goals, which include both organic growth and growth through acquisition.  Our strong financial position, our experienced, proven management team and our multi-category product portfolio provide us with the opportunity to continue to deliver solid results in 2010 during our preschool product line transitions, while building toward higher levels of sustainable growth in 2011 and beyond.”

Revised Financial Outlook – Increases Lower-end of Expected 2010 Earnings Range

Sales and profits are dependent on a number of factors including the on-going success and expansion of our product lines, successful introductions of new products and product lines, and retention of key licenses.  Other key factors include the impact of foreign currency, seasonality, overall economic conditions, including consumer retail spending and shifts in the timing of that spending, and the timing and level of retailer orders.  The Company now estimates that diluted earnings per share for full year 2010 diluted earnings per share will be in the range of approximately $1.40 to $1.45, which increases the lower-end of the expected range from $1.35, and estimates that diluted earnings per share in the third quarter of 2010 will be slightly below the prior year third quarter.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including net sales in our preschool, youth and adult products category excluding discontinued product lines and Adjusted EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provide useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Preschool, Youth and Adult Products Category Excluding Discontinued Product Lines" and "Calculation of Adjusted EBITDA" tables attached.

Adjusted EBITDA
Adjusted EBITDA is defined as recurring earnings before interest expense, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, July 20, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on Thomson Reuters.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of a broad range of innovative, high-quality products for mothers, infants, and toddlers, as well as toys and collectible products sold to preschoolers, youths and adults.  RC2’s mother, infant, toddler and preschool products are primarily marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® and Lamaze brands, as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Super WHY!, Chuggington, Dinosaur Train, John Deere, Disney’s Winnie the Pooh, Princesses, Cars, Fairies and Toy Story, and other well-known properties.  RC2 markets its youth and adult products primarily under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, Asia Pacific and South America.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "estimate,'' "believe,'' "confidence,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Chuggington, Dinosaur Train, Bob the Builder, certain Disney properties and John Deere, vehicle manufacturers, agricultural equipment manufacturers and other licensors;  the effect on the Company’s business of the termination of the license of the Take Along Thomas & Friends die-cast product line at the end of 2009; risks related to product recalls or product liability claims, compliance with product safety standards and the effect of recalls on the Company’s relationship with licensors, including the effect on renewal and retention of licenses; uncertainty and potential adverse changes in the general economic conditions in the Company's markets, including fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally; currency exchange rate fluctuations, including in the Chinese renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; increases in the cost of raw materials, labor and other costs to manufacture the Company’s products could increase the Company’s cost of sales and reduce the Company’s gross margins; the Company’s ability to comply with covenants in its credit facility; competition in the markets for the Company's products may increase significantly;  the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; the Company may not be able to collect outstanding accounts receivable from its major retail customers; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; the risk of future write-downs of intangible assets; and the Company may experience unanticipated negative results of litigation.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(unaudited and in thousands, except per share data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
Net sales	$86,121	100.0%	$87,039	100.0%	$174,204	100.0%	$173,307	100.0%
Cost of sales (1)	49,511	57.5%	50,313	57.8%	98,812	56.7%	101,902	58.8%
Gross profit	36,610	42.5%	36,726	42.2%	75,392	43.3%	71,405	41.2%
Selling, general and administrative expenses (1)	30,341	35.2%	30,134	34.6%	62,948	36.1%	59,837	34.5%
Amortization	309	0.4%	165	0.2%	528	0.3%	361	0.2%
Operating income	5,960	6.9%	6,427	7.4%	11,916	6.9%	11,207	6.5%
Interest expense	548	0.6%	972	1.1%	1,098	0.7%	2,149	1.2%
Interest income	(289)	-0.3%	(106)	-0.1%	(472)	-0.2%	(191)	-0.1%
Other expense, net	357	0.4%	202	0.3%	388	0.2%	925	0.6%
Income before income taxes	5,344	6.2%	5,359	6.1%	10,902	6.2%	8,324	4.8%
Income tax expense	1,516	1.8%	2,030	2.3%	3,697	2.1%	3,207	1.8%
Net income	$3,828	4.4%	$3,329	3.8%	$7,205	4.1%	$5,117	3.0%

Earnings per common share
Basic	$0.18		$0.19		$0.34		$0.30
Diluted	$0.17		$0.19		$0.33		$0.29

Weighted average shares outstanding:
Basic	21,561		17,290		21,483		17,269
Diluted	22,088		17,633		22,024		17,445

(1) Depreciation expense was $2.2 million and $2.9 million for the quarters ended June 30, 2010 and 2009, respectively.  Depreciation expense was $4.7 million and $5.7 million for the six months ended June 30, 2010 and 2009, respectively.

Selected Consolidated Balance Sheet Data
(in thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)
Cash and cash equivalents	$94,657	$88,049
Unrestricted certificates of deposit excludedfrom cash and cash equivalents	---	4,005
Trade accounts receivable, net	66,002	88,905
Inventory	79,095	65,888
Accounts payable and accrued expenses	53,150	69,951
Term loan	41,250	41,250
Stockholders’ equity	$251,749	$244,733

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales by category:
Mother, infant and toddler products	$48,093	$45,627	$94,166	$92,970
Preschool, youth and adult products	38,028	41,412	80,038	80,337
Net sales	$86,121	$87,039	$174,204	$173,307

Net sales by channel:
Chain retailers	$62,907	$64,184	$129,920	$131,564
Specialty retailers, wholesalers, OEM dealers and others	23,214	22,855	44,284	41,743
Net sales	$86,121	$87,039	$174,204	$173,307

Net sales by geographic location:
North America	$61,170	$64,953	$126,023	$132,724
International (1)	25,083	22,228	48,491	40,906
Sales and transfers between segments	(132)	(142)	(310)	(323)
Net sales (1)	$86,121	$87,039	$174,204	$173,307

(1)  Consolidated net sales and international net sales in the quarter ended June 30, 2010, were favorably impacted by foreign currency exchange rates by approximately 2% and 4%, respectively.  Consolidated net sales and international net sales in the six months ended June 30, 2010, were favorably impacted by foreign currency exchange rates by approximately 3% and 10%, respectively.

Preschool, Youth and Adult Products Category
Excluding Discontinued Product Lines
(in thousands)

	Quarter Ended June 30,
	2010	2009
Preschool, youth and adult products net sales from:
Continuing product lines	$35,238	$30,292
Discontinued product lines	2,790	11,120
As reported	$38,028	$41,412

Calculation of Adjusted EBITDA
(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Income before income taxes	$5,344	$5,359	$10,902	$8,324
Depreciation	2,234	2,878	4,719	5,716
Amortization	309	165	528	361
Compensation expense for equity awards	1,202	1,179	2,156	2,346
Loss on sale of fixed assets	---	71	27	78
Interest expense	548	972	1,098	2,149
Adjusted EBITDA	$9,637	$10,624	$19,430	$18,974